Exhibit 99-1

ENERGY EAST CORPORATION ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

PORTLAND, Maine, August 2, 2007 - Energy East Corporation (NYSE: EAS) today announced its second quarter 2007 financial results. Earnings per basic share for the second quarter 2007 were $0.12 compared to $0.19 per share earned in the second quarter 2006.

For the 12 months ended June 30, 2007, earnings per basic share were $1.68 per share consistent with $1.68 per share for the 12 months ended June 30, 2006.

The primary factors driving year-over-year results in the second quarter were:

Impacts from August 2006 NYSEG Rate Order
  Exclusive of weather impacts, electric margins declined 17 cents per share primarily driven by the impacts of the August 2006 NYSEG electric rate order. This rate order resulted in lower delivery rates and changes to NYSEG's "Voice Your Choice" program.

Increased Electric and Natural Gas Margins
  Electric margins increased by 5 cents per share versus 2006, driven by a 5% increase in total retail sales. This improvement was due in part to favorable weather compared to last year. Residential and industrial deliveries increased 7% and 12% respectively.
  Natural gas margins increased by 4 cents per share versus 2006. This was driven by a 1% increase in retail deliveries and the impact of the Connecticut Natural Gas rate settlement that was effective on April 1, 2007.

Operation and Maintenance Costs
  During April, two severe storms hit Central Maine Power's service territory resulting in significant customer outages and increased maintenance and repair costs. The increased storm costs negatively impacted earnings by 3 cents per share.
  During the quarter the company incurred costs of 3 cents per share associated with the proposed merger with Iberdrola, which is discussed below.

Other
  Interest costs declined by 3 cents per share on a year-over-year basis driven by lower carrying costs on regulatory liabilities and savings from debt refinancings completed in 2006.
  In March 2007 Energy East issued 10 million shares of common stock to finance previously announced infrastructure investments. This increase in shares outstanding produced a negative impact of 1 cent per share for the quarter.
  In addition, there were approximately 3 cents of other impacts that positively affected earnings, including a reduction in bad debt expense.

Recent Developments

Iberdrola Merger
  On June 25, 2007, the company announced that it had entered into a merger agreement with Iberdrola. Under the terms of the agreement Iberdrola would pay $28.50 for each share of outstanding Energy East stock. Iberdrola is one of the world's largest energy companies and is a leading owner and operator of renewable energy facilities, including the largest wind generation portfolio in the world. The consummation of the merger, which is expected to be completed in 2008, is subject to various customary closing conditions and regulatory approvals. On August 1, 2007, the company made many of the required state and federal regulatory filings. The remaining filings are expected to be made over the next several weeks.

Joint Proposal for NYSEG's Supply Service Filing
  On July 10, 2007, the New York Public Service Commission (NYPSC) staff and other interested parties submitted a joint proposal resolving all issues related to NYSEG's Supply Service proposal, which was originally filed in April 2007. The proposal provides customers the option to continue to receive a fixed price for electricity from NYSEG.

Central Maine Power Alternative Rate Plan
  On May 1, 2007, Central Maine Power filed an Alternative Rate Plan proposal to replace the current rate plan that expires on December 31, 2007. This proposal retains the basic structure of the current rate plan and incorporates the incremental investment of $90 million in advanced metering infrastructure.

Further details on all of these recent developments as well as additional supplemental financial information regarding second quarter results are available in the Financial Information section of the Energy East website at www.energyeast.com. In addition, the company will file its Form 10-Q today, which contains further details on second quarter and year-to-date results.

FORWARD LOOKING STATEMENTS

This communication contains forward-looking information and statements about Energy East. Forward-looking statements are statements that are not historical facts. These statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects," "anticipates," "believes," "intends," "estimates" and similar expressions. Although the management of Energy East Corporation believes that the expectations reflected in such forward- looking statements are reasonable, investors and holders of Energy East Corporation shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Energy East Corporation, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by Energy East to their regulators and under "Risk Factors" in their annual and quarterly reports filed with the SEC. Except as required by applicable law, neither Energy East undertakes no obligation to update any forward-looking information or statements.

In connection with the proposed transaction with Iberdrola, S.A., Energy East will file a proxy statement with the Securities and Exchange Commission. Before making any voting or investment decision, investors and security holders of Energy East are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the Securities and Exchange Commission, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the shareholders of Energy East in connection with the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Energy East at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Energy East by directing such request to Energy East, 52 Farm View Drive, New Gloucester, ME 04260, Attention Marc Siwak.

Energy East, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from Energy East shareholders in connection with the proposed transaction. Information about the interests of Energy East's participants in the solicitation is set forth in Energy East's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available

About Energy East:

Energy East is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally friendly manner, Energy East will continue to be a valuable asset to the communities we serve.
Contact:	Marc Siwak Director - Investor Relations Energy East 207-688-4336

Energy East Corporation Condensed Consolidated Statements of Income - (Unaudited)
	Three Months		12 Months

Periods ended June 30,	2007	2006	2007	2006

(Thousands, except per share amounts)
Operating Revenues
Utility	$977,006	$1,000,898	$4,718,605	$4,836,613
Other	112,020	111,927	506,387	549,489

Total Operating Revenues	1,089,026	1,112,825	5,224,992	5,386,102

Operating Expenses
Electricity purchased and fuel used in generation
Utility	351,412	354,208	1,472,205	1,475,770
Other	85,164	84,237	353,791	373,803
Natural gas purchased
Utility	174,232	172,663	1,110,286	1,201,206
Other	12,120	9,560	80,632	103,252
Other operating expenses	203,503	202,174	801,295	814,562
Maintenance	48,809	43,750	216,855	199,857
Depreciation and amortization	68,273	70,061	280,176	280,640
Other taxes	58,787	58,265	252,204	250,627

Total Operating Expenses	1,002,300	994,918	4,567,444	4,699,717

Operating Income	86,726	117,907	657,548	686,385
Other (Income)	(10,752)	(6,910)	(48,523)	(39,765)
Other Deductions	1,423	4,131	21,085	14,419
Interest Charges, Net	67,855	75,142	291,217	300,741
Preferred Stock Dividends of Subsidiaries	282	283	1,129	1,130

Income Before Income Taxes	27,918	45,261	392,640	409,860
Income Taxes	8,427	16,976	141,549	163,232

Net Income	$19,491	$28,285	$251,091	$246,628

Earnings per Share, basic	$.12	$.19	$1.68	$1.68

Earnings per Share, diluted	$.12	$.19	$1.67	$1.67

Dividends Declared per Share	$.30	$.29	$1.19	$1.145

Average Common Shares Outstanding, basic	157,112	146,903	149,627	147,022

Average Common Shares Outstanding, diluted	158,122	147,678	150,500	147,665

Energy East Corporation
Energy Delivery Statistics - (Unaudited)
	Electricity Deliveries (MWh)			Natural Gas Deliveries (Dth)

Three months ended June 30,	2007	2006	Change	2007	2006	Change

(Thousands)
Residential	2,784	2,609	7%	11,493	11,139	3%
Commercial	2,470	2,433	2%	4,234	3,848	10%
Industrial	1,945	1,740	12%	539	547	(1%)
Other	545	591	(8%)	2,698	2,982	(10%)
Transportation of customer- owned natural gas	NA	NA	NA	16,885	17,121	(1%)

Total Retail	7,744	7,373	5%	35,849	35,637	1%
Wholesale	1,783	2,485	(28%)	267	45	493%

Total Deliveries	9,527	9,858	(3%)	36,116	35,682	1%

	Electricity Deliveries (MWh)			Natural Gas Deliveries (Dth)

12 months ended June 30,	2007	2006	Change	2007	2006	Change

(Thousands)
Residential	12,428	12,125	2%	75,846	70,636	7%
Commercial	9,887	9,630	3%	25,567	23,904	7%
Industrial	7,167	7,149	NA	3,564	3,529	1%
Other	2,249	2,229	1%	13,494	12,892	5%
Transportation of customer- owned natural gas	NA	NA	NA	77,955	77,318	1%

Total Retail	31,731	31,133	2%	196,426	188,279	4%
Wholesale	8,050	9,317	(14%)	638	111	475%

Total Deliveries	39,781	40,450	(2%)	197,064	188,390	5%

Energy East Corporation
Weather Statistics - (Unaudited)

	Three Months

Periods ended June 30,	2007	2006	Normal

New York
Total heating degree days	910	846	957
Colder than prior year	8%
(Warmer) than normal	(5%)

New England
Total heating degree days	824	728	835
Colder than prior year	13%
(Warmer) than normal	(1%)